UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2024

ONKURE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40315	47-2309515
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6707 Winchester Circle, Suite 400
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip code)

(720) 307-2892

(Registrant’s telephone number, including area code)

Reneo Pharmaceuticals, Inc.

18575 Jamboree Road, Suite 275-S

Irvine, CA 92612

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	OKUR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On October 4, 2024 (the “Closing Date”), Reneo Pharmaceuticals, Inc., a Delaware corporation and our predecessor company (“Reneo”), consummated the previously announced merger pursuant to the terms of the Agreement and Plan of Merger, dated as of May 10, 2024 (the “Merger Agreement”), by and among Reneo, Radiate Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Reneo (“Merger Sub I”), Radiate Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Reneo (“Merger Sub II”), and OnKure, Inc., a Delaware corporation (“Legacy OnKure”).

Pursuant to the Merger Agreement, on the Closing Date, (i) Reneo effected a reverse stock split of Reneo’s issued common stock at a ratio of 1:10 (the “Reverse Stock Split”), (ii) Reneo changed its name to “OnKure Therapeutics, Inc.”, (iii) Reneo reclassified all of its common stock as Class A Common Stock, and (iv) Radiate Merger Sub I merged with and into Legacy OnKure (the “Merger”), with Legacy OnKure as the surviving company in the Merger and, after giving effect to such Merger, Legacy OnKure became a wholly-owned subsidiary of OnKure Therapeutics, Inc. (together, the “Combined Company”). Pursuant to the terms of the Merger Agreement, OnKure determined that the Merger would qualify for the intended tax treatment even if only the merger with Merger Sub I was consummated, and therefore the parties determined not to consummate the second merger with Merger Sub II contemplated by the Merger Agreement.

Unless the context otherwise requires, “OnKure,” “we,” “us,” “our,” and the “Company” refer to the Combined Company. All references herein to the “Board” refer to the board of directors of the Combined Company. All references herein to the “Closing” refer to the closing of the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger and the transactions contemplated by the subscription agreement (the “Subscription Agreement”) entered into by Reneo and certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors collectively subscribed for and purchased shares of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) for an aggregate purchase price of approximately $65.0 million (the “Concurrent PIPE Investments”).

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously reported, on September 26, 2024, Reneo held a special meeting (the “Special Meeting”) at which the Reneo stockholders considered and approved, among other matters, (i) for purposes of Nasdaq Listing Rule 5635(a) and (b), the issuance of shares of Class A Common Stock pursuant to the terms of the Merger Agreement and the change of control of Reneo resulting from the Merger, (ii) for purposes of Nasdaq Listing Rule 5635(d), the issuance of shares of Class A Common Stock to the PIPE Investors, which shares represented more than 20% of the shares of the Combined Company’s common stock outstanding as of the date of the execution of the Subscription Agreement, (iii) the amended and restated certificate of incorporation of the Company, (iv) an amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split, (v) the adoption of the Company’s 2024 Equity Incentive Plan (the “2024 Plan”), and (vi) the adoption of the Company’s 2024 Employee Stock Purchase Plan (the “2024 ESPP”).

On October 4, 2024, the parties to the Merger Agreement completed the Merger and the other transactions contemplated thereby in accordance with the terms of the Merger Agreement. Effective at 4:01 p.m. eastern time on October 4, 2024, the Company effected the Reverse Stock Split at a ratio of 1:10; effective at 4:02 p.m. eastern time on October 4, 2024, the Company changed its name to “OnKure Therapeutics, Inc.” and reclassified each share of Reneo common stock to Class A Common Stock; and effective at 4:15 p.m. eastern time on October 4, 2024 (the “Effective Time”), the parties to the Merger Agreement consummated the Merger.

In accordance with the terms and subject to the terms and conditions of the Merger Agreement, at the Effective Time, (i) (a) each then-outstanding share of Legacy OnKure common stock was converted into the right to receive 0.023596 shares of Class A Common Stock based on an exchange ratio (the “Common Exchange Ratio”), and (b) each then-outstanding share of Legacy OnKure preferred stock was converted into the right to receive 0.144794 shares of Class A Common Stock based on an exchange ratio (the “Preferred Exchange Ratio”); provided that a holder of Legacy OnKure preferred stock chose to receive 686,527 shares that it would otherwise have received in the form of Class A Common Stock in an equal number of shares of a new series of non-voting common stock of the Company designated Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), (ii) each then-outstanding option to purchase shares of Legacy OnKure common stock was assumed by the Company and converted into an option to purchase Class A Common Stock based on the Common Exchange Ratio, subject to adjustments set forth in the Merger Agreement, and (iii) all then-outstanding awards of restricted stock units (“RSUs”) covering shares of Legacy OnKure preferred stock were assumed by the Company and converted into RSUs covering Class A Common Stock based on the Preferred Exchange Ratio, subject to adjustments set forth in the Merger Agreement. Each share of Reneo common stock, each option to purchase shares of Reneo common stock, and each RSU award covering shares of Reneo common stock that was issued and outstanding as of immediately prior to the Effective Time remained issued and outstanding in accordance with their terms and such shares, options and RSUs were unaffected by the Merger, subject to the Reverse Stock Split and reclassification to Class A Common Stock; provided that, to the extent not previously vested, all such options and RSUs held by Reneo’s directors and executive officers vested at the Effective Time.

Upon the closing of the Transactions, (i) an aggregate of 6,470,281 shares of Class A Common Stock and 686,527 shares of Class B Common Stock were issued in exchange for the shares of Legacy OnKure capital stock outstanding as of immediately prior to the Effective Time, (ii) outstanding shares of Reneo common stock were reclassified into an aggregate of 3,343,525 shares of Class A Common Stock, and (iii) an aggregate of 2,839,005 shares of Class A Common Stock were issued to the PIPE Investors in the Concurrent PIPE Investments. Immediately after giving effect to the Transactions, there were approximately 12,652,811 shares of Class A Common Stock outstanding, 686,527 shares of Class B Common Stock outstanding, and 905,204 shares of Class A Common Stock subject to outstanding options and RSUs under the Combined Company’s equity incentive plans. The Reneo common stock, which was previously listed on The Nasdaq Stock Market LLC (“Nasdaq”) and traded under the ticker symbol “RPHM” through the close of business on October 4, 2024, commenced trading on Nasdaq as Class A Common Stock of the Combined Company under the ticker symbol ‘OKUR” on October 7, 2024.

The material terms and conditions of the Merger Agreement are described in the definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in Reneo’s Registration Statement on Form S-4 (File No. 333-280369), filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on August 26, 2024, in the section titled “Merger Agreement” beginning on page 167 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

FORM 10 INFORMATION

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K and the information incorporated herein by reference may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Transactions and their expected benefits; the Combined Company’s performance following the Transactions; our plans relating to the clinical development of our product candidates, including the size, number and areas to be evaluated; our plans relating to commercializing our product candidates, if approved, including the geographic areas of focus and strategy; and the Combined Company’s ability to obtain funding for its operations. Forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Transactions. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. Forward-looking statements include, but are not limited to, statements concerning the following:

•	risks associated with the possible failure to realize certain anticipated benefits of the Transactions, including with respect to future financial and operating results;

•	unexpected costs, charges or expenses resulting from the Transactions;

•	the potential for, and uncertainty associated with the outcome of, legal proceedings instituted against the Combined Company or its directors or officers related to the Transactions;

•

risks related to OnKure’s early stage of development; the uncertainties associated with OnKure’s product candidates, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the completion of clinical trials;

•	the significant net losses each of Reneo and Legacy OnKure has incurred since inception;

•	the Combined Company’s ability to initiate and complete ongoing and planned preclinical studies and clinical trials and advance its product candidates through clinical development;

•	the timing of the availability of data from the Combined Company’s clinical trials;

•	the outcome of preclinical testing and clinical trials of the Combined Company’s product candidates, including the ability of those trials to satisfy relevant governmental or regulatory requirements;

•	the Combined Company’s plans to research, develop and commercialize its current and future product candidates;

•	the clinical utility, potential benefits and market acceptance of the Combined Company’s product candidates;

•	the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all;

•	the Combined Company’s ability to attract, hire, and retain skilled executive officers and employees;

•	the Combined Company’s ability to protect its intellectual property and proprietary technologies;

•	the Combined Company’s reliance on third parties, contract manufacturers, and contract research organizations;

•	the possibility that the Combined Company may be adversely affected by other economic, business, or competitive factors; risks associated with changes in applicable laws or regulations;

•	the risks and uncertainties identified from time to time in documents filed or to be filed with the SEC by the Combined Company; and

•	other risks.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, including but not limited to those described under the heading “Risk Factors” beginning on page 36 of the Proxy Statement/Prospectus, which is incorporated herein by reference, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

OnKure Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the discovery and development of precision medicines that target biologically validated drivers of cancers underserved by available therapies. Using a structure- and computational chemistry-driven drug design platform, we are committed to improving clinical outcomes for patients by building a robust pipeline of small molecule drugs designed to selectively target specific mutations thought to be key drivers of cancer. By improving selectivity for the oncogenic and mutated form of these cancer-driver proteins, we aim to discover and develop drugs with improved safety and efficacy by sparing toxicity that arises from non-selective inhibition of the non-mutated (or wild-type) version of the protein. We believe that inhibiting target proteins with specific mutations instead of wild-type variants should enable precise patient selection that will, in turn, improve the probability of clinical success. We designed our current product candidates utilizing x-ray crystallography and computational chemistry to inhibit specified mutated versions of phosphoinositide 3 kinase alpha (“PI3Kα”), a key mediator in cancer growth signaling. Our lead product candidate, OKI-219, is a highly selective inhibitor of PI3Kα harboring the H1047R mutation (“PI3KαH1047R”) that has a much smaller impact on wild-type PI3Kα (“PI3KαWT”). We plan to initially focus on the development of OKI-219 in patients with advanced breast cancer of genetic subtypes that are (a) both hormone receptor positive (“HR+”) and human epidermal growth factor receptor 2 negative (“HER2-”); and (b) human epidermal growth factor receptor 2 positive (“HER2+”). We believe that we can potentially expand the application of OKI-219 by conducting appropriate clinical trials in earlier lines of treatment within breast cancer, other subtypes of breast cancer, and potentially in other solid tumors. OKI-219 is currently in a first-in-human Phase 1 monotherapy dose-escalation trial in H1074R-mutated advanced solid tumors including breast cancer. Early clinical data are anticipated in the fourth quarter of 2024.

Genetic analysis of tumors has become standard of care in oncology and has enabled oncologists to characterize tumors much more precisely than simple segmentation based on the tissue of origin. A more precise understanding of the genetic alterations driving the growth of specific tumors has also created an opportunity for the industry to develop drugs that are intended to target mutated or oncogenic forms of proteins that drive cancer growth and survival. In a number of notable cases, this approach has profoundly changed how these tumors are treated and has significantly improved outcomes for patients with cancers that depend on these oncogenes for survival. However, in many cases, it has been challenging to effectively target the mutated oncogenic form of a target protein. In particular, non-selective inhibition of the wild-type protein in normal tissues often leads to toxic effects that can limit effective target inhibition of the intended oncogenic protein in cancers and, therefore, offers suboptimal clinical benefit. One such challenging target is the oncogene PI3Kα.

PI3Kα is an attractive target for cancer drugs because it is one of the most commonly mutated oncogenes in cancers and is a key mediator of abnormal cell growth. Furthermore, PI3Kα kinase mutations are clinically correlated with drug resistance and poor clinical outcomes. Single amino acid mutations such as E542K, E545K, H1047R, H1047L, and H1047Y account for over 70% of PI3Kα mutations. Notably, the PI3KαH1047R mutation is very common in breast cancer, being identified in approximately 13% of breast cancer cases. The PI3Kα inhibitor alpelisib has been approved to treat patients with advanced breast cancers harboring PI3Kα mutations. Alpelisib is non-selective for the key mutations, and its inhibition of not only mutant but also wild-type PI3Kα leads to significant toxicities in patients, such as hyperglycemia, rash and diarrhea. These toxicities can present significant challenges to optimal dosing and use in this patient population. OnKure is focused on addressing the shortcomings of alpelisib and other first-generation PI3Kα inhibitors by developing product candidates that target these genetic alterations selectively while sparing the wild-type PI3Kα.

We have shown preclinical data supporting the selectivity of its lead product candidate, OKI-219. OKI-219 targets the H1047R mutated PI3Kα with approximately 80-fold selectivity over the wild-type PI3Kα. OnKure designed this mutant-specific approach in order to minimize or eliminate potential toxicities and enable potentially higher and more continuous target coverage than has been achievable with drugs that also inhibit wild-type PI3Kα. OnKure is currently conducting a Phase 1 dose-escalation trial to test the efficacy and tolerability of OKI-219 in patients with solid tumors harboring the H1047R mutation.

We are also developing next-generation product candidates designed to selectively target not just H1047R, but also to inhibit H1047L and H1047K mutations, providing an opportunity to potentially broaden the patient population and address possible resistance mechanisms. Additional programs at the Combined Company include targeting other highly prevalent PI3Kα mutations such as E542K and E545K. Over time, the Combined Company aims to design and develop product candidates that effectively target all of the key oncogenic mutations in PI3Kα.

Our Team

We have assembled a leadership team with extensive experience in drug discovery and development, with particular strengths in the discovery of small molecule protein kinase inhibitors. We believe that the team’s shared history at prior successful drug development organizations provides a promising opportunity for driving efficient drug development, especially for this class of drugs.

Nicholas Saccomano, Ph.D., the Combined Company’s President and Chief Executive Officer (“CEO”), joined Legacy OnKure as a member of the board of directors in 2021 and became CEO in September 2023, and has nearly 35 years of experience leading pharmaceutical research and development across multiple therapeutic areas. Prior to OnKure, he was the Chief Science Office at Pfizer’s Boulder facility (previously Array BioPharma), leading a team of 170 research scientists focused on small molecule drug programs. Dr. Saccomano oversaw the discovery and progression of multiple central nervous system drugs, including ziprasidone, marketed by Pfizer as Geodon®; donepezil, marketed by Eisai and Pfizer as Aricept®; and varenicline, marketed by Pfizer as Chantix®.

Dylan Hartley, Ph.D. is the Combined Company’s Chief Scientific Officer, and joined Legacy OnKure in July 2024. Dr. Hartley has over 20 years of experience in drug research and development, including expertise in pharmacology, toxicology, drug metabolism and pharmacokinetics. Most recently, Dr. Hartley served as Vice President, Head of Research at Pfizer’s Boulder facility (previously Array BioPharma) from September 2021 to July 2024. Dr. Hartley held roles of increasing responsibility at Array BioPharma, Inc. since 2011.

Samuel Agresta, M.D. is the Combined Company’s Chief Medical Officer and has over 15 years of experience in global oncology drug development. Dr. Agresta has played key roles in the development of ivosidenib, marketed by Servier as TIBSOVO®; endasidenib, marketed by BMS and Servier as IDHIFA®; and ado-trastuzumab emtansine, marketed by Genentech as KADCYLA®.

Jason Leverone, C.P.A. is the Combined Company’s Chief Financial Officer. He brings over 25 years of strategic finance and operational experience across multiple industries, including the last 16 years in life sciences. Prior to joining Legacy OnKure, Mr. Leverone served as the Chief Financial Officer and Secretary of miRagen Therapeutics, Inc., a publicly traded biotechnology company which merged with Viridian Therapeutics, Inc. in 2021. During his tenure at miRagen, he held roles of increasing responsibility in operations, corporate finance and strategic planning, including key roles in the company’s public offering, strategic license transactions, and mergers and acquisitions. Prior to joining miRagen, Mr. Leverone served as Senior Director of Finance and Controller for Replidyne, Inc., a publicly traded biotechnology company acquired by Cardiovascular Systems in 2008. He also served as Corporate Controller for CreekPath Systems, Inc., a private international software development company. Mr. Leverone began his professional career in public accounting at Ernst and Young LLP and continued with Arthur Andersen LLP. He is a Certified Public Accountant and holds a B.S. in Business Administration from Bryant University.

The Combined Company is supported by both a scientific advisory board and a board of directors with extensive experience in drug development and building public companies.

The Combined Company’s Clinical Pipeline

The Combined Company is focused on the discovery and development of precision oncology therapies that target biologically validated drivers of cancers underserved by available therapies. The Combined Company is currently advancing OKI-219 in a Phase 1 clinical trial and has two other programs targeting PI3Kα in the early stages of development.

Our business is further described in the Proxy Statement/Prospectus in the section titled “OnKure Business” beginning on page 224 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Risk Factors

The risk factors related to the Combined Company’s business and operations and the Transactions are set forth in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 36 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Audited Financial Statements

The audited financial statements as of and for the years ended December 31, 2023 and 2022 of Legacy OnKure set forth in Exhibit 99.1 hereto are incorporated herein by reference and have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC.

These audited financial statements should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Financial Statements

The unaudited financial statements as of and for the three and six months ended June 30, 2024 of Legacy OnKure set forth in Exhibit 99.2 hereto are incorporated herein by reference.

These unaudited financial statements should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Combined Company for the three and six months ended June 30, 2024 and year ended December 31, 2023 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the disclosure in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in (i) Reneo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024 (as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 26, 2024), beginning on page 88 of the Annual Report on Form 10-K, which is incorporated herein by reference, and (ii) Reneo’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the SEC on August 13, 2024, beginning on page 18 of the Quarterly Report on Form 10-Q, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of Legacy OnKure as of and for the year ended December 31, 2023 and the three and six months ended June 30, 2024 is set forth below.

The following discussion and analysis provides information that the Combined Company’s management believes is relevant to an assessment and understanding of the Combined Company’s results of operations and financial condition. The discussion should be read together with the audited financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere in this Current Report on Form 8-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. The Combined Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 36 of the Proxy Statement/Prospectus or in other parts of this Current Report on Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Legacy OnKure” refer to the business and operations of OnKure, Inc. prior to the Merger and “OnKure,” “the Company,” “we,” “us” and “our” refer to the business and operations of OnKure, Inc. prior to the Merger and to the Combined Company and its consolidated subsidiary following the Closing.

Overview

OnKure Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the discovery and development of precision medicines designed to target biologically validated drivers of cancers underserved by available therapies. Using a structure- and computational chemistry-driven drug design platform, we are committed to improving clinical outcomes for patients by building a robust pipeline of small molecule drugs designed to selectively target specific mutations thought to be key drivers of cancer. Our lead product candidate, OKI-219, is a highly selective inhibitor of 3 kinase alpha (“PI3Kα”), a key mediator in cancer growth signaling, harboring the H1047R mutation (“PI3KαH1047R”) that has a much smaller impact on non-mutated (or wild-type) PI3Kα (“PI3KαWT”). OKI-219 is currently in a first-in-human Phase 1 monotherapy dose-escalation trial in H1074R-mutated advanced solid tumors including breast cancer. Early clinical data are anticipated in the fourth quarter of 2024. In addition to OKI-219, we are also pursuing programs designed to selectively target the other specific mutations of PI3Kα.

Legacy OnKure was incorporated in the State of Delaware in 2011 and we are headquartered in Boulder, Colorado. Since our inception, we have devoted substantially all of our resources to research and development activities, business planning, establishing and maintaining our intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these activities.

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical and clinical testing, and expect that we will rely on third parties for commercial manufacturing should any of our product candidates obtain marketing approval. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the development of our product candidates. In addition, we generally expect to rely on third parties for the manufacture of any companion diagnostics we may develop.

To date, OnKure has funded its operations primarily through private placements of OnKure common stock, OnKure preferred stock and convertible debt. As of June 30, 2024, OnKure had cash and cash equivalents of $18.6 million. After giving effect to the Merger and the Concurrent PIPE Investments, we believe the resulting cash resources are sufficient to fund our planned operations into the fourth quarter of 2026.

As of June 30, 2024, OnKure had an accumulated deficit of $125.7 million. OnKure incurred losses and negative cash flows from operations since inception, including net losses of $35.3 million and $29.5 million for the years ended December 31, 2023 and 2022, respectively. OnKure’s net losses for the periods ended June 30, 2024 and 2023 were $23.7 million and $16.9 million, respectively. We expect that our operating losses and negative operating cash flows will continue for the foreseeable future as we develop our product candidates.

Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on a variety of factors including the timing and scope of its research and development activities. We expect our expenses and capital requirements will increase substantially in connection with our ongoing activities as we:

•	advance the OKI-219 program through clinical development;

•	advance the development of other small-molecule research-stage programs;

•	expand our pipeline of product candidates through our own research and development efforts;

•	seek to discover and develop additional product candidates;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any approved product candidates;

•	contract to manufacture any approved product candidates;

•	expand our clinical, scientific, management and administrative teams;

•	maintain, expand, protect and enforce our intellectual property portfolio, including patents, trade secrets and know-how;

•	implement operational, financial and management systems; and

•	operate as a public company.

We do not have any products approved for commercial sale, have not generated any revenue from product sales or other sources and cannot provide assurance that we will ever generate positive cash flows from operating activities. Our ability to generate product revenue sufficient to achieve and maintain profitability will depend upon the successful development and eventual commercialization of one or more of OnKure’s product candidates, which is uncertain and expected to take many years. We will therefore require substantial additional capital to develop these product candidates and support our continuing operations. Accordingly, until such time that we can generate a sufficient amount of revenue from product sales or other sources, if ever, we expect to finance our operations through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties. However, we may be unable to raise additional capital from these sources on favorable terms, or at all. Our failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, including requiring us to delay, reduce or curtail our research, product development or future commercialization efforts. We may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose.

Recent Developments

The Merger and Concurrent PIPE Investments

On May 10, 2024, we entered into the Merger Agreement, pursuant to which Legacy OnKure merged with and into Radiate Merger Sub I at the Effective Time on October 4, 2024, with Legacy OnKure continuing after the Merger as the surviving company and a wholly-owned subsidiary of the Company. At the Effective Time, each outstanding share of Legacy OnKure capital stock was converted into the right to receive shares of Class A Common Stock or Class B Common Stock, as set forth in the Merger Agreement. Upon closing of the Merger, the Company was renamed “OnKure Therapeutics, Inc.” and will continue to be listed on Nasdaq.

Under the exchange ratio formulas in the Merger Agreement, immediately following the Effective Time, (i) (a) each then-outstanding share of Legacy OnKure common stock was converted into the right to receive 0.023596 shares of Class A Common Stock based on the Common Exchange Ratio, and (b) each then-outstanding share of Legacy OnKure preferred stock was converted into the right to receive 0.144794 shares of Class A Common Stock based on the Preferred Exchange Ratio; provided that a holder of Legacy OnKure preferred stock chose to receive 686.527 shares that it would otherwise have received in the form of Class A Common Stock in an equal number of shares of Class B Common Stock, (ii) each then-outstanding option to purchase shares of Legacy OnKure common stock was assumed by the Company and converted into an option to purchase Class A Common Stock based on the Common Exchange Ratio, subject to adjustments set forth in the Merger Agreement, and (iii) each then-outstanding RSU of Legacy OnKure corresponding to shares of Legacy OnKure preferred stock was assumed by the Company and converted into RSUs of the Company covering 213,254 shares of Class A Common Stock based on the Preferred Exchange Ratio, subject to adjustments set forth in the Merger Agreement. Each share of Reneo common stock, each option to purchase shares of Reneo common stock and each RSU award covering shares of Reneo common stock that was issued and outstanding as of immediately prior to the Effective Time remained issued and outstanding in accordance with its terms and such shares, options and RSUs, subject to the Reverse Stock Split, were reclassified as Class A Common Stock but were otherwise unaffected by the Merger; provided that, to the extent not previously vested, all such options and RSUs held by Reneo’s directors and executive officers vested at the Effective Time.

Concurrently with the execution of the Merger Agreement, Reneo entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors subscribed for and purchased an aggregate of 2,839,005 shares of Class A Common Stock at a price of approximately $22.895 per share for aggregate gross proceeds of approximately $65.0 million.

Basis of Presentation

The following discussion highlights OnKure’s results of operations and the principal factors that have affected its financial condition as well as its liquidity and capital resources for the periods described and provides information that management believes is relevant for an assessment and understanding of the balance sheets and statements of operations and comprehensive loss presented herein. The following discussion and analysis are based on OnKure’s audited financial statements and related notes and unaudited interim financial statements and related notes contained in this Current Report on Form 8-K, which OnKure has prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). You should read the discussion and analysis together with such audited financial statements and the related notes thereto and unaudited interim financial statements and related notes thereto.

Components of Statements of Operations and Comprehensive Loss

Revenue

To date, OnKure has not generated any revenue and it does not expect to generate any revenue from the sale of products or from other sources in the foreseeable future.

Operating Expenses

Research and Development

Research and development expenses account for a significant portion of OnKure’s operating expenses and consist primarily of expenses incurred in connection with the discovery and development of its product candidates.

Research and development expenses consist of costs incurred for the research and development of OnKure’s programs and product candidates, which include:

•	employee-related expenses, including salaries, severance, retention, benefits, insurance and share-based compensation expense;

•

expenses incurred under agreements with contract research organizations (“CROs”), which are companies that assist in managing OnKure’s clinical trials, other clinical trial-related vendors and clinical consultants;

•	the costs of acquiring, developing, and manufacturing and testing clinical and preclinical materials, including costs incurred under agreements with contract manufacturing organizations (“CMOs”);

•	costs associated with non-clinical activities and regulatory operations; and

•

facilities, depreciation, market research and other expenses, which include allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory supplies.

OnKure makes non-refundable advance payments for goods and services that will be used in future research and development activities. These payments are recorded as expenses in the period in which OnKure receives or takes ownership of the goods or when the services are performed. At any one time, OnKure is working on multiple research or drug discovery programs and internal resources. Employees and infrastructure are not directly tied to any one program and are typically deployed across multiple programs; therefore, OnKure does not track its research and development expenses on a program-specific basis.

Conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time-consuming. As OnKure initiates new clinical trials, its research and development expenses may increase. Product candidates in later stages of development generally have higher development costs than those in earlier stages. As a result, OnKure expects that its research and development expenses will increase substantially over the next several years as it advances product candidates through preclinical studies into and through clinical trials, continues to discover and develop additional product candidates, undertakes activities to expand, maintain, protect and enforce its intellectual property portfolio, and hires additional research and development personnel.

Successful development of product candidates is highly uncertain and may not result in approved products. The probability of success for each product candidate may be affected by numerous factors, including clinical data, preclinical data, competition, manufacturability and commercial viability. Completion dates and completion costs can vary significantly for each product candidate and are difficult to predict. OnKure anticipates that it will make determinations as to which programs to pursue and how much funding to direct to each program on an ongoing basis in response to its ability to enter strategic alliances with respect to each program or product candidate, the scientific and clinical success of each product candidate and ongoing assessments as to each product candidate’s commercial potential. OnKure will need to raise additional capital and may seek strategic alliances in the future to advance its various programs.

Selling, General and Administrative

General and administrative expenses consist primarily of salaries, bonuses and related benefits, share-based compensation and severance and retention benefits related to OnKure’s executive, finance and administrative functions, professional fees for auditing, tax, consulting and legal services, as well as insurance, board of director compensation, consulting and other administrative expenses. OnKure recognizes general and administrative expenses in the periods in which they are incurred.

OnKure expects that its general and administrative expenses will increase over the next several years as it hires additional personnel to support the growth of its business. In addition, the Combined Company will incur significant additional expenses associated with being a public company, including expenses related to accounting, audit, legal, regulatory, public company reporting and compliance, director and officer insurance, investor and public relations and other administrative and professional services.

Other Income

Interest Income

Interest income primarily consists of interest income generated from OnKure’s cash equivalents in interest-bearing money market accounts.

Interest Expense

Interest expense consists of interest expense generated from OnKure’s convertible notes payable.

Results of Operations

Comparison of the Three Months Ended June 30, 2024 and 2023

The following table summarizes OnKure’s results of operations for the periods indicated:

	Three Months Ended June 30,
	2024	2023	$ Change
	(in thousands)
Operating expenses:
Research and development	$10,752	$7,514	$3,238
General and administrative	3,591	1,120	2,471

Total operating expenses	14,343	8,634	5,709
Loss from operations	(14,343)	(8,634)	(5,709)
Other income (expense), net
Interest income	230	451	(221)
Interest expense	(26)	—	(26)

Total other income (expense), net	204	451	(247)

Net loss and comprehensive loss	$(14,139)	$(8,183)	$(5,956)

Research and Development Expenses

Research and development expenses were $10.8 million for the three months ended June 30, 2024 compared to $7.5 million for the three months ended June 30, 2023, an increase of $3.2 million. This increase was primarily due to an increase in research and development costs, consisting of a $0.9 million increase in clinical trial and manufacturing expenses and a $2.7 million increase in personnel-related costs due to an increase in headcount, severance and share-based compensation charges. These increases were partially offset by a decrease of $0.5 million in outsourced research.

General and Administrative Expenses

General and administrative expenses were $3.6 million for the three months ended June 30, 2024 compared to $1.1 million for the three months ended June 30, 2023, an increase of $2.5 million. The increase was primarily due to an increase in personnel-related and consulting costs of $0.6 million and an increase in legal service costs of $1.8 million.

Other Income (Expense), net

Other income (expense), net was $0.2 million for the three months ended June 30, 2024 compared to $0.5 million for the three months ended June 30, 2023, a decrease of $0.3 million. The decrease was primarily due to a decrease in cash and cash equivalents available during the quarter ended June 30, 2024.

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table summarizes OnKure’s results of operations for the periods indicated:

	Six Months Ended June 30,
	2024	2023	$ Change
	(in thousands)
Operating expenses:
Research and development	$19,318	$15,037	$4,281
General and administrative	4,857	2,349	2,508

Total operating expenses	24,175	17,386	6,789
Loss from operations	(24,175)	(17,386)	(6,789)
Other income (expense), net
Interest income	526	524	2
Interest expense	(26)	—	(26)

Total other income (expense), net	500	524	(24)

Net loss and comprehensive loss	$(23,675)	$(16,862)	$(6,813)

Research and Development Expenses

Research and development expenses were $19.3 million for the six months ended June 30, 2024 compared to $15.0 million for the six months ended June 30, 2023, an increase of $4.3 million. This increase was primarily due to an increase in research and development costs, consisting of a $1.9 million increase in clinical trial and manufacturing expenses and a $3.5 million increase in personnel-related costs due to an increase in headcount, severance and share-based compensation charges. These increases were partially offset by a decrease of $1.2 million in outsourced research.

General and Administrative Expenses

General and administrative expenses were $4.9 million for the six months ended June 30, 2024 compared to $2.3 million for the six months ended June 30, 2023, an increase of $2.5 million. The increase was primarily due to an increase in personnel-related and consulting costs of $0.6 million and an increase in legal service costs of $1.8 million.

Other Income (Expense), net

Other income (expense), net was $0.5 million for each of the six months ended June 30, 2024 and June 30, 2023.

Comparison of the Years Ended December 31, 2024 and 2023

The following table summarizes OnKure’s results of operations for the periods indicated:

	Year Ended December 31,
	2023	2022
	(in thousands)
Operating expenses:
Research and development	$32,115	$25,862
General and administrative	4,819	3,904

Total operating expenses	36,934	29,766

Loss from operations	(36,934)	(29,766)
Other income (expense), net
Interest income	1,623	254

Total other income (expense), net	1,623	254

Net loss and comprehensive loss	$(35,311)	$(29,512)

Research and Development Expenses

Research and development expenses were $32.1 million for the year ended December 31, 2023 compared to $25.9 million for the year ended December 31, 2022, an increase of $6.2 million. The increase was primarily due to an increase in manufacturing costs of $3.4 million, an increase in clinical trial costs of $2.0 million, as well as an increase in personnel-related costs of $1.9 million related to an increase in headcount. These increases were partially offset by a decrease in outsourced research costs of $1.3 million.

General and Administrative Expenses

General and administrative expenses were $4.8 million for the year ended December 31, 2023 compared to $3.9 million for the year ended December 31, 2022, an increase of $0.9 million. The increase was primarily due to an increase of $0.6 million in personnel-related costs and an increase of $0.4 million in legal service costs.

Other Income (Expense), net

Other income (expense), net was $1.6 million for the year ended December 31, 2023 compared to $0.3 million for the year ended December 31, 2022, an increase of $1.4 million. The increase was primarily due to an increase in cash and cash equivalents available during 2023.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, OnKure has not generated any revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. OnKure expects to continue to incur significant expenses and operating losses for the foreseeable future as it advances the clinical development of its product candidates. OnKure expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting clinical trials and manufacturing its product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company following the Closing. As a result, OnKure will need additional capital to fund its operations, which OnKure may seek to obtain from equity or debt financings, collaborations, licensing arrangements or other sources.

OnKure has funded its operations primarily through private placements of common stock, convertible preferred stock and convertible debt, for cumulative gross proceeds of approximately $122 million as of June 30, 2024. However,

OnKure has incurred significant recurring losses, including net losses of $23.7 million and $35.3 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. OnKure had an accumulated deficit of $125.7 million as of June 30, 2024.

Going Concern

As of June 30, 2024, OnKure had cash and cash equivalents of $18.6 million. These factors raised substantial doubt about OnKure’s ability to continue as a going concern prior to the completion of the Merger and the Concurrent PIPE Investments. After giving effect to the completion of the Merger and the Concurrent PIPE Investments, OnKure believes the resulting cash resources will be sufficient to fund its planned for at least the next twelve months.

Future Capital Requirements

OnKure’s primary uses of cash to date have been to fund its research and development activities, including with respect to its PI3Kα and other programs, business planning, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital and providing general and administrative support for these activities.

OnKure has never generated any revenue from product sales. Management does not expect to generate any meaningful product revenue unless and until OnKure obtains regulatory approval for its product candidates, and management does not know when, or if, that will occur. Until OnKure can generate significant revenue from product sales, if ever, it will continue to require substantial additional capital to develop its product candidates and fund operations for the foreseeable future. OnKure is subject to all the risks inherent in the development of new biopharmaceutical products, and OnKure may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may harm its business.

In order to complete the development of OnKure’s product candidates and to build the sales, marketing and distribution infrastructure that management believes will be necessary to commercialize product candidates, if approved, OnKure will require substantial additional capital. Accordingly, until such time that OnKure can generate a sufficient amount of revenue from product sales or other sources, management expects to seek to raise any necessary additional capital through equity financings, debt financings or other capital sources, which could include income from collaborations, partnerships, licensing or other strategic arrangements with third parties. To the extent that OnKure raises additional capital through equity financings or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting OnKure’s ability to take specific actions, including restricting its operations and limiting its ability to incur liens, issue additional debt, pay dividends, repurchase its own common stock, make certain investments or engage in merger, consolidation, licensing or asset sale transactions. If OnKure raises capital through collaborations, partnerships and other similar arrangements with third parties, it may be required to grant rights to develop and market product candidates that OnKure would otherwise prefer to develop and market itself. OnKure may be unable to raise additional capital from these sources on favorable terms, or at all.

OnKure’s ability to secure capital is dependent upon a number of factors, including its success in developing its product candidates. The failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on OnKure’s business, results of operations or financial condition, including requiring OnKure to delay, reduce or curtail its research, product development or future commercialization efforts. OnKure may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than OnKure would otherwise choose. Management cannot provide assurance that OnKure will ever generate positive cash flow from operating activities.

OnKure’s future funding requirements will depend on many factors, including:

•	the scope, timing, progress, results and costs of researching and developing OKI-219, and conducting preclinical studies and clinical trials;

•	the scope, timing, progress, results and costs of researching and developing other product candidates that OnKure may pursue;

•	the costs, timing and outcome of regulatory review of OnKure’s product candidates;

•	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution for OnKure’s product candidates for which it receives marketing approval;

•	the costs of manufacturing commercial-grade products and producing sufficient inventory to support commercial launch;

•	the revenue, if any, received from commercial sales of OnKure’s products, should its product candidates receive marketing approval;

•	the cost and timing of attracting, hiring and retaining skilled personnel to support OnKure’s operations and continued growth;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing OnKure’s intellectual property rights and defending intellectual property-related claims;

•

OnKure’s ability to establish, maintain and derive value from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties on favorable terms, if at all;

•	the extent to which OnKure acquires or in-licenses other product candidates and technologies, if any; and

•	the costs associated with operating as a public company.

A change in the outcome of any of these or other factors with respect to the development of OKI-219 or any of OnKure’s future product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, OnKure’s operating plans may change in the future, and OnKure may need additional capital to meet the capital requirements associated with such operating plans.

Cash Flows

The following table summarizes OnKure’s cash flows for the periods indicated, in thousands:

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
Net cash used in operating activities	$(17,102)	$(15,646)	$(34,546)	$(26,953)
Net cash used in investing activities	(19)	(71)	(246)	(1,134)
Net cash provided by financing activities	5,878	53,106	53,125	26,465

Net increase (decrease) in cash and cash equivalents	$(11,243)	$37,389	$18,333	$(1,622)

Cash Flows from Operating Activities

Net cash used in operating activities during the six months ended June 30, 2024 was $17.1 million. This consisted primarily of a net loss of $23.7 million, and a net decrease in OnKure’s operating assets and liabilities of $4.4 million, partially offset by non-cash charges for share-based compensation and depreciation and amortization.

Net cash used in operating activities during the six months ended June 30, 2023 was $15.6 million. This consisted primarily of a net loss of $16.9 million, partially offset by a net increase in OnKure’s operating assets and liabilities of $0.9 million, primarily due to increases in accounts payable and accrued expenses.

Net cash used in operating activities during the year ended December 31, 2023 was $34.5 million. This consisted primarily of a net loss of $35.3 million, partially offset by the non-cash charge for share-based compensation, depreciation and amortization.

Net cash used in operating activities during the year ended December 31, 2022 was $27.0 million. This consisted primarily of a net loss of $29.5 million, partially offset by a net increase in OnKure’s operating assets and liabilities of $2.1 million, primarily due to increases in accounts payable and accrued expenses.

Cash Flows from Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024 was $19 thousand and related to purchase of property and equipment.

Net cash used in investing activities for the three months ended June 30, 2023 was $71 thousand and related to purchase of property and equipment.

Net cash used in investing activities for the year ended December 31, 2023 was $0.2 million and related to purchase of property and equipment.

Net cash used in investing activities for the year ended December 31, 2022 was $1.1 million and related to leasehold improvements and the purchase of property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities was $5.9 million during the six months ended June 30, 2024 and related primarily to proceeds from the issuance of convertible notes payable.

Net cash provided by financing activities was $53.1 million during the six months ended June 30, 2023. This consisted primarily of proceeds of $53.8 million resulting from the sale of shares of OnKure preferred stock, partially offset by $0.7 million of issuance costs.

Net cash provided by financing activities during the year ended December 31, 2023 was $53.1 million. This consisted primarily of proceeds of $53.8 million resulting from the sale of shares of OnKure preferred stock, partially offset by $0.7 million of issuance costs.

Net cash provided by financing activities during the year ended December 31, 2022 was $26.5 million. This consisted primarily of proceeds of $27.5 million resulting from the sale of shares of OnKure preferred stock and $0.3 million related to proceeds from the sale of shares of OnKure common stock, partially offset by $1.4 million of issuance costs.

Contractual Obligations and Commitments

OnKure leases certain office space in Boulder, Colorado pursuant to a lease which is scheduled to expire on December 31, 2026.

The following table summarizes OnKure’s contractual obligations and commitments as of June 30, 2024 (in thousands):

	Payments Due by Period
	Total	Remainder of 2024	2025-2026	Thereafter
Operating lease obligation	$605	$118	$487	$—

OnKure also entered into agreements in the normal course of business with certain vendors for the provision of goods and services, which includes manufacturing services with CMOs and development services with CROs. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amounts of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement. These obligations and commitments are not separately presented.

Off-Balance Sheet Arrangements

OnKure currently does not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

OnKure’s financial statements are prepared in accordance with U.S. GAAP. The preparation of OnKure’s financial statements and related disclosures requires OnKure to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in its financial statements. OnKure bases its estimates on historical experience, known trends and events and various other factors that OnKure believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. OnKure evaluates its estimates and assumptions on a periodic basis. OnKure’s actual results may differ from these estimates.

While OnKure’s significant accounting policies are described in more detail in the notes to its annual audited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K, OnKure believes that the following accounting policies are critical to understanding its historical and future performance, as the policies relate to the more significant areas involving management’s judgments and estimates used in the preparation of OnKure’s financial statements.

There have been no material changes to OnKure’s significant accounting policies during the period ended June 30, 2024.

Accrued Research and Development Expense

OnKure records research and development expenses in the period in which it receives or takes ownership of the applicable goods or when the applicable services are performed. OnKure is required to estimate its expenses resulting from its obligations under contracts with vendors, consultants and CROs in connection with conducting research and development activities. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. OnKure reflects research and development expenses in its financial statements by matching those expenses with the period in which services are expended. OnKure accounts for these expenses according to the progress of the preclinical studies or clinical trials, as measured by the timing of various aspects of the study or related activities. OnKure determines accrual estimates through a review of the underlying contracts along with the preparation of financial models considering discussions with research and other key personnel as to the progress of studies, trials or other services being conducted. During a study or trial, OnKure adjusts its rate of expense recognition if actual results differ from its estimate. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as an expense in the period that the related goods are consumed, or services are performed.

Share-Based Compensation

OnKure maintains equity incentive compensation plans under which incentive stock options and nonqualified stock options to purchase OnKure common stock, and RSUs, are granted to employees, members of the OnKure board of directors, and non-employee consultants. Share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service or performance period. The fair value of OnKure stock options granted to employees is estimated using the Black-Scholes option pricing model.

The Black-Scholes valuation method requires certain assumptions be used as inputs, such as the fair value of the underlying OnKure common stock, expected term of the option before exercise, expected volatility of OnKure common stock, the risk-free interest rate and expected dividend. OnKure stock options granted have a maximum contractual term of 10 years. OnKure has limited historical stock option activity and therefore estimates the expected term of stock options granted using the simplified method, which represents the arithmetic average of the original contractual term of the OnKure stock option and its weighted-average vesting term. The expected volatility of OnKure stock options is based on the historical volatility of several publicly traded companies in similar stages of clinical development. OnKure will continue to apply this process until enough historical information regarding the volatility of its stock price becomes available. The risk-free interest rates used are based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the applicable OnKure stock option. OnKure has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future, and therefore has estimated the dividend yield to be zero.

Legacy OnKure Common Stock Valuation

There was no public market for Legacy OnKure common stock prior to the Merger. As such, the estimated fair value of Legacy OnKure common stock has historically been determined at each grant date by the Legacy OnKure board of directors, with input from management, based on the information known to Legacy OnKure on the grant date and upon a review of any recent events and their potential impact on the estimated per-share fair value of Legacy OnKure common stock. As part of these fair value determinations, the Legacy OnKure board of directors obtained and considered valuation reports prepared by an independent third-party valuation specialist in accordance with the guidance outlined in the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In order to determine the fair value, management considered, among other things, Legacy OnKure’s actual operating and financial performance, Legacy OnKure’s current business conditions and projections, the lack of marketability of Legacy OnKure common stock and the market performance of comparable publicly traded companies.

Each valuation methodology includes estimates and assumptions that require management’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which Legacy OnKure sold shares of Legacy OnKure preferred stock, the superior rights and preferences of the Legacy OnKure preferred stock senior to Legacy OnKure common stock at the time, the progress of Legacy OnKure’s research and development programs, including their stages of development, Legacy OnKure’s business strategy, trends within the biotechnology industry, Legacy OnKure’s financial position, including cash on hand and its historical and forecasted performance and operating results, the lack of an active public market for Legacy OnKure common stock, the market performance of peer companies in the biopharmaceutical industry, and a probability analysis of various liquidity events, such as a public offering or sale of Legacy OnKure, under differing scenarios. Changes to the key assumptions used in the valuations could result in materially different fair values of Legacy OnKure common stock at each valuation date.

Following the closing of the Merger, the Board will determine the fair value of Class A Common Stock based on the closing price of the Class A Common Stock as reported on the date of grant on the primary stock exchange on which such common stock is traded.

See Note 6 to Legacy OnKure’s annual audited financial statements included as Exhibit 99.1 to this Current Report on Form 8-K for further details.

Legacy OnKure recorded share-based compensation expense of $1.8 million and $17 thousand for the three months ended June 30, 2024 and 2023, respectively, $1.9 million and $32 thousand for the six months ended June 30, 2024 and 2023, respectively, and $0.2 million and $48 thousand for the years ended December 31, 2023 and 2022, respectively. Legacy OnKure recorded accelerated share-based compensation expenses related to modifications of RSUs under certain separation agreements of $1.7 million during the three and six months ended June 30, 2024. As of June 30, 2024, Legacy OnKure had $0.4 million of unrecognized share-based compensation expense for unvested stock options, which it expects to recognize over an estimated weighted-average period of 2.6 years. As of June 30, 2024, Legacy OnKure had $0.3 million of unrecognized share-based compensation expense for unvested restricted stock unit awards, which it expects to recognize over an estimated weighted-average period of 2.7 years. OnKure expects to continue to grant stock options and other share-based awards in the future, and to the extent that it does, OnKure’s share-based compensation expense recognized in future periods will likely increase.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact OnKure’s financial condition and results of operations is disclosed in Note 2 of OnKure’s annual audited financial statements and unaudited interim financial statements appearing elsewhere in this Current Report on Form 8-K.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

As of June 30, 2024 and December 31, 2023, OnKure’s cash and cash equivalents consisted primarily of U.S. Treasury-backed money market funds. OnKure’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term maturities of OnKure’s investments, OnKure believes a hypothetical 100 basis point increase or decrease in interest rates during any of the periods presented would not have had a material impact on its financial results.

As of June 30, 2024, OnKure had convertible notes payable outstanding with fixed interest rates and was therefore not exposed to interest rate risk with respect to debt.

Foreign Currency Exchange Risk

OnKure’s primary operations are transacted in U.S. dollars. However, OnKure has entered into a limited number of contracts with vendors for research and development services that are denominated in foreign currencies, including the British Pound or Euros. OnKure could be subject to foreign currency transaction gains or losses on OnKure’s contracts denominated in foreign currencies. OnKure does not currently engage in any hedging activity to reduce OnKure’s potential exposure to currency fluctuations, although it may choose to do so in the future. OnKure believes a hypothetical 100 basis point increase or decrease in foreign exchange rates during any of the periods presented would not have had a material impact on its financial condition or results of operations.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the shares of Class A Common Stock immediately after completion of the Merger and the Concurrent PIPE Investments, by:

•

each person known by the Combined Company to be the beneficial owner of more than 5% of the Combined Company’s outstanding Class A Common Stock immediately following the consummation of the Transactions;

•	each of the Combined Company’s executive officers and directors; and

•	all of the Combined Company’s directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that such person has the right to acquire, such as through the exercise of stock options, within 60 days of the Closing Date. Shares subject to warrants and options that are currently exercisable or exercisable within 60 days of the Closing Date are considered outstanding and beneficially owned by the person holding such warrant and/or options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to the Combined Company, the Combined Company believes that the individuals and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of the directors and executive officers of the Combined Company is 6707 Winchester Circle, Suite 400, Boulder, CO 80301. The percentage of beneficial ownership of the Combined Company is calculated based on 12,652,811 shares of Class A Common Stock and 686,527 shares of non-voting Class B Common Stock outstanding immediately after giving effect to the Transactions.

Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Outstanding Beneficially Owned
Greater than 5% Stockholders:
Acorn Bioventures, L.P. (1)	1,439,674	11.4%
Entities affiliated with Citadel Advisors (2)	1,062,836	8.4%
Entities affiliated with Cormorant Asset Management LP (3)	1,837,739	14.5%
Perceptive Life Sciences Master Fund, Ltd. (4)	1,004,439	7.9%
Samsara BioCapital, L.P. (5)	824,155	6.5%
Named Executive Officers and Directors:
Nicholas A. Saccomano, Ph.D. (6)	—	—
Jason Leverone, CPA (7)	—	—
Isaac Manke, Ph.D. (1)	1,439,674	11.4%
R. Michael Carruthers (8)	874	*
Andrew Phillips, Ph.D.	—	—
Michael Grey (9)	87,821	*
Edward T. Mathers (10)	4,900	*
Valerie M. Jansen	—	—
All directors and executive officers as a group (eight persons)	1,533,269	12.1%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 1,240,485 shares of Class A Common Stock received in the Merger, and (ii) 199,189 shares of Class A Common Stock purchased in the Concurrent PIPE Investments. Acorn Capital Advisors, GP, LLC (“Acorn GP” is the general partner of Acorn Bioventures L.P. Acorn GP has discretionary authority to vote and dispose of the shares held by Acorn Bioventures L.P. and, accordingly, Acorn GP may be deemed to have beneficial ownership of such shares. Anders Hove is the manager of Acorn GP and, in his capacity as such, may be deemed to beneficially own the shares held by Acorn Bioventures L.P. Dr. Isaac Manke, a member of the Board, is a partner at Acorn GP. Each of Acorn GP, Dr. Hove and Dr. Manke disclaim beneficial ownership of the shares held by Acorn Bioventures L.P., except to the extent of their respective pecuniary interests therein. The business address for these persons is 420 Lexington Avenue, Suite 2626, New York, NY 10170.

(2)

Consists of (i) 702,044 shares of Class A Common Stock received in the Merger and held by Citadel Multi-Strategy Equities Master Fund Ltd. (“CM”) and (ii) 360,792 shares of Class A Common Stock purchased by Citadel CEMF Investments Ltd. (“CEMF Investments”) in the Concurrent PIPE Investments. Does not include 686,527 shares of Class A Common Stock otherwise issuable to CM in the Merger that were issued instead as Class B Common Stock. The Class B Common Stock is non-voting and is convertible into the Class A Common Stock subject to a customary 9.9% beneficial ownership blocker. As a result, including the portion of the shares of Class B Common Stock that would be convertible into Class A Common Stock immediately following the Transactions would increase the beneficial ownership of CM and its affiliates to 9.9% of the shares of Class A Common Stock outstanding. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of CM and CEMF Investments. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition of, the shares held by CEMF. This response is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Combined Company other than the securities actually owned by such person (if any). The address for each of these persons is c/o Citadel Enterprise Americas, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

(3)

Consists of (i) 105,845 shares of Class A Common Stock received in the Merger and held by Cormorant Global Healthcare Master Fund, LP (“Master Fund”) and 329,089 shares of Class A Common Stock Purchased in the Concurrent PIPE Investments; (ii) 1,109,451 shares of Class A Common Stock received in the Merger and held by Cormorant Private Healthcare Fund III, LP (“Fund III”); (iii) 235,480 shares of Class A Common Stock received in the Merger and held by Cormorant Private Healthcare Fund IV, LP (“Fund IV”); (iv) 7,945 shares of Class A Common Stock received in the Merger and held by CRMA SPV, LP (“CRMA”); (v) 49,929 shares of Class A Common Stock purchased by Cormorant Global Healthcare Fund V, LP (“Fund V”) in the Concurrent PIPE Investments. Cormorant Global Healthcare GP, LLC serves as the general partner of Master Fund, Cormorant Private Healthcare GP III, LLC serves as the general partner of Fund III, Cormorant Private Healthcare GP IV, LLC serves as the general partner of Fund IV, Cormorant Private Healthcare GP V, LLC serves as the general partner of Fund V, and Cormorant Asset Management, LP (“Cormorant”) serves as the investment manager to Master Fund, Fund III, Fund IV, Fund V and CRMA. Bihua Chen serves as the managing member of Cormorant Global Healthcare GP, LLC, Cormorant Private Healthcare GP III, LLC, Cormorant Private Healthcare GP IV, LLC and Cormorant Private Healthcare GP V, LLC, and the general partner of Cormorant and therefore may be deemed to share voting and investment power over such shares. Each of the reporting persons disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein. The address for each of reporting person is 200 Clarendon Street 52nd Floor, Boston, Massachusetts 02116.
(4)

Consists of (i) 797,282 shares of Class A Common Stock received in the Merger, and (ii) 207,157 shares of Class A Common Stock purchased by in the Concurrent PIPE Investments. Perceptive Advisors LLC (the “Advisor”) serves as the investment manager to Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”). Joseph Edelman is the managing member of the Advisor. Each of Mr. Edelman and the Advisor disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of the shares held by the Master Fund, except to the extent of his/its indirect pecuniary interest therein, and this report shall not be deemed an admission that either Mr. Edelman or the Advisor is the beneficial owner of such securities. The address for Perceptive Life Sciences Master Fund, Ltd. and Perceptive Advisors LLC is 51 Astor Place, 10th Floor, New York, NY 10003.

(5)

Consists of (i) 654,180 shares of Class A Common Stock received in the Merger, and (ii) 169,975 shares of Class A Common Stock purchased in the Concurrent PIPE Investments. Samsara BioCapital GP, LLC is the general partner of by Samsara BioCapital, L.P. (“Samsara LP”) and therefore may be deemed to beneficially own the shares held by Samsara LP. Dr. Srinivas Akkaraju, MD, Ph.D. has voting and investment power over the shares held by Samsara LLC and, accordingly, may be deemed to beneficially own the shares held by Samsara LP. Samsara LLC disclaims beneficial ownership in these shares except to the extent of its respective pecuniary interest therein. The address for Samsara LP is 628 Middlefield Road, Palo Alto, CA 94301.

(6)	Consists of shares of Class A Common Stock subject to options held by Dr. Saccomano exercisable within 60 days of the Closing Date.
(7)	Consists of shares of Class A Common Stock subject to options held by Mr. Leverone exercisable within 60 days of the Closing Date.
(8)	Consists of shares of Class A Common Stock subject to options held by Mr. Carruthers exercisable within 60 days of the Closing Date.
(9)

Consists of (i) 49,476 shares of Class A Common Stock held by The Grey Family Trust dated November 12, 1999 (the Grey 1999 Trust), (ii) 13,408 shares of Class A Common Stock held by Michael Grey and Rondi Rauch Grey, Co-Trustees of The Grey 2014 Irrevocable Children’s Trust u/a/d 12/17/14 (the Grey 2014 Trust), and (iii) 24,937 shares of Class A Common Stock subject to options held by Mr. Grey exercisable within 60 days of the Closing Date. Mr. Grey, Reneo’s former Executive Chairman and a member of the Board of the Combined Company, is trustee of each of the Grey 1999 Trust and Grey 2014 Trust, and in such capacity has the power to vote and dispose of such shares held by the Grey 1999 Trust and Grey 2014 Trust.

(10)	Consists of shares of Class A Common Stock subject to options held by Mr. Mathers exercisable within 60 days of the Closing Date.

Directors and Executive Officers

The Combined Company’s directors and executive officers after the consummation of the Transactions are described in the Proxy Statement/Prospectus in the section titled “Management Following the Proposed Transactions” beginning on page 267 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Independence of our Board of Directors

Under the Nasdaq listing standards, a majority of the members of the Combined Company Board must qualify as “independent,” as affirmatively determined by the Combined Company Board. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company Board has determined that each individual serving on the Combined Company Board upon consummation of the Merger other than Nicholas Saccomano and Michael Grey qualifies as an independent director under Nasdaq listing standards.

Committees of the Board of Directors

Information with respect to the composition of the committees of the Board immediately after the Closing is set forth in the Proxy Statement/Prospectus in the subsection titled “Committees of the NewCo Board” in the section titled “Management Following the Proposed Transactions” beginning on page 270 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Executive Compensation

A description of the compensation of the named executive officers of Legacy OnKure and the compensation of the executive officers of Reneo before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the section titled “OnKure Executive Compensation” beginning on page 274 of the Proxy Statement/Prospectus, the subsection titled “Interests of Reneo Directors and Executive Officers in the Mergers” in the section titled “The Mergers” beginning on page 139 of the Proxy Statement/Prospectus and in “Item 11. Executive Compensation” beginning on page 9 of Amendment No. 1 to Reneo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, respectively, and that information is incorporated herein by reference.

At the Special Meeting, the Reneo stockholders approved the 2024 Plan and the 2024 ESPP. The summary of the 2024 Plan set forth in the Proxy Statement/Prospectus in the subsection titled “Proposal No. 5 - Approval of the 2024 Equity Incentive Plan” in the section titled “Matters Being Submitted to a Vote of Reneo Stockholders” beginning on page 203 of the Proxy Statement/Prospectus and the summary of the 2024 ESPP set forth in the Proxy Statement/Prospectus in the subsection titled “Proposal No. 6 - Approval of the 2024 ESPP” in the section titled “Matters Being Submitted to a Vote of Reneo Stockholders” beginning on page 215 of the Proxy Statement/Prospectus are each incorporated herein by reference. A copy of the full text of the 2024 Plan is attached hereto as Exhibit 10.14 and a copy of the full text of the 2024 ESPP is attached hereto as Exhibit 10.15, each of which is incorporated herein by reference.

Director Compensation

A description of the compensation of the directors of Legacy OnKure and of Reneo before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the section titled “OnKure Director Compensation” beginning on page 289 of the Proxy Statement/Prospectus, the subsection titled “Interests of Reneo Directors and Executive Officers in the Mergers” in the section titled “The Mergers” beginning on page 139 of the Proxy Statement/Prospectus and in “Item 11. Executive Compensation—Non-Employee Director Compensation,” beginning on page 14 of Amendment No. 1 to Reneo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, respectively, and that information is incorporated herein by reference.

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section titled “Related Party Transactions of the Combined Company,” beginning on page 293 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Legal Proceedings

In connection with the Merger, two complaints have been filed in the Supreme Court of the State of New York captioned, respectively, Kyle Thomas v. Reneo Pharmaceuticals, Inc., Michael Grey, Roshawn Blunt, Eric Dube, Gregory J. Flesher, Paul W. Hoelscher, Ed Mathers, Bali Muralidhar, Niall O’Donnell, and Stacy Seltzer, Index No. 654628/2024 (filed September 5, 2024) and Michael Kent v. Reneo Pharmaceuticals, Inc., Michael Grey, Roshawn Blunt, Eric Dube, Gregory J. Flesher, Paul W. Hoelscher, Ed Mathers, Bali Muralidhar, Niall O’Donnell, and Stacy Seltzer, Index No. 654642/2024 (filed September 6, 2024) (collectively, the “Complaints”). The Complaints generally allege that the Proxy Statement/Prospectus filed by Reneo with the SEC misrepresents and/or omits certain purportedly material information relating to Reneo management’s financial projections for Reneo and OnKure, the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by Leerink

Partners, Reneo’s financial advisor, and potential conflicts of interest with Leerink Partners LLC, Evercore Group L.L.C., and LifeSci Capital LLC, which are the placement agents for the Concurrent PIPE Investments. The Complaints assert violations of negligent misrepresentation and concealment in violation of New York common law and negligence in violation of New York common law. The Complaints seek orders enjoining the proposed Merger, or in the event that the proposed Merger is consummated, orders rescinding the Merger or awarding actual and punitive damages, as well as all of the plaintiffs’ fees and expenses in connection with the litigation, including reasonable attorneys’ and experts’ fees and expenses.

Reneo also received eight additional demand letters by purported Reneo stockholders from July 1, 2024 to October 4, 2024 seeking additional disclosures in the Proxy Statement/Prospectus (the “Demands”).

We cannot predict the outcome of any litigation or the Demands. The Combined Company and the individual defendants intend to vigorously defend against the allegations made in the Complaints, the Demands, and any subsequently filed similar actions. It is possible additional lawsuits may be filed or additional demand letters may be received arising out of the Merger.

We believe that the disclosures set forth in the Proxy Statement/Prospectus comply fully with all applicable laws, and deny the allegations made in the Complaints and Demands described above. Nevertheless, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, Reneo voluntarily supplemented certain disclosures in the Proxy Statement/Prospectus on September 20, 2024 (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit of the allegations made in the Complaints or the Demands described above, or of the necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, we specifically deny all allegations made in the Complaints and the Demands that any additional disclosure was or is required or is material.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

The Class A Common Stock began trading on Nasdaq under the symbol “OKUR” on October 7, 2024. As of immediately after the Closing Date, there were approximately 96 registered holders of Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, the Combined Company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale of certain unregistered securities, which is incorporated herein by reference.

Description of Company’s Securities

The description of the Company’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of Capital Stock of NewCo” beginning on page 312 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Indemnification of Officers and Directors

The Combined Company has entered into indemnification agreements with each of its directors and executive officers, in each case effective as of the Closing Date. Each indemnification agreement provides for indemnification and advancements by the Combined Company of certain expenses and costs relating to claims, suits or proceedings arising from such person’s service to the Combined Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is filed as Exhibit 10.22 to this Current Report on Form 8-K and is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

Concurrently with the execution of the Merger Agreement, Reneo entered into the Subscription Agreement with the PIPE Investors, pursuant to which, at the Closing, the PIPE Investors subscribed for and purchased an aggregate of 2,839,005 shares of Class A Common Stock at a price of approximately $22.895 per share for aggregate gross proceeds of approximately $65.0 million. The shares of Class A Common Stock issued pursuant to the Subscription Agreement (the “PIPE Shares”) have not been registered under the Securities Act of 1933 (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. In connection with the consummation of the Merger, Reneo entered into a registration rights agreement with the PIPE Investors, pursuant to which Reneo agreed that, within forty-five (45) calendar days after the Closing Date, we will file with the SEC (at our sole cost and expense) a registration statement (the “Resale Registration Statement”) registering the resale of the PIPE Shares. The foregoing descriptions of the Subscription Agreement and Resale Registration Statement do not purport to be complete and are qualified in their entirety by the terms and conditions thereof, the forms of which are attached hereto as Exhibit 10.13 and Exhibit 10.23, respectively, and are incorporated herein by reference.

Item 3.03. Material Modifications to Rights of Security Holders.

At the Special Meeting, the Reneo stockholders approved an amendment to the amended and restated certificate of incorporation of the Company to, among other things, effect the Reverse Stock Split of the Common Stock at a ratio of 1:10. On October 4, 2024, in connection with the Merger and effective immediately prior to the Effective Time, the Company filed a certificate of amendment to the amended and restated certificate of incorporation to effect the Reverse Stock Split and immediately thereafter filed an amended and restated certificate of incorporation to change the name of the Company from Reneo Pharmaceuticals, Inc. to OnKure Therapeutics, Inc., create the Class B Common Stock and reclassify the Reneo common stock as Class A Common Stock, among other things. As of the opening of trading on Nasdaq on October 7, 2024, the Class A Common Stock began to trade on a Reverse Stock Split-adjusted basis (as well as under the new ticker symbol “OKUR”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Reneo common stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every 10 shares of Reneo common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of Class A Common Stock after the Reverse Stock Split. Immediately following the Reverse Stock Split, the Merger and the Concurrent PIPE Investments, there were approximately 12,652,811 million shares of Class A Common Stock and 686,527 shares of Class B Common Stock outstanding.

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would have been entitled to receive fractional shares because they held a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, is entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof in an amount equal to such fractional shares of Class A Common Stock multiplied by the then fair value of the Class A Common Stock as determined by the Board. For the foregoing purposes, all shares of Class A Common Stock held by a holder are aggregated (thus resulting in no more than one fractional share per holder). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

In accordance with the amended and restated certificate of incorporation of the Company, as amended, no corresponding adjustment was made with respect to the Company’s authorized Common Stock or preferred stock. The Reverse Stock Split has no effect on the par value of the Common Stock or preferred stock of the Company. Immediately after the Reverse Stock Split, prior to giving effect to the Merger, each stockholder’s percentage ownership interest in the Company and proportional voting power remained unchanged, other than as a result of the rounding to eliminate fractional shares, as described in the preceding paragraph. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Reverse Stock Split.

The foregoing description of the certificate of amendment to the amended and restated certificate of incorporation of the Company to effect the Reverse Stock Split is not complete and is subject to and qualified in its entirety by reference to the certificate of amendment to the amended and restated certificate of incorporation, a copy of which is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

In accordance with Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Combined Company is the successor issuer to Reneo and has assumed the attributes of Reneo as the registrant. In addition, the shares of Class A Common Stock of the Combined Company, as the successor to Reneo, are deemed to be registered under Section 12(b) of the Exchange Act. Holders of uncertificated shares of Reneo’s common stock prior to the Closing have continued as holders of shares of uncertificated shares of the Combined Company’s Class A Common Stock. After consummation of the Transactions, the Class A Common Stock was listed on the Nasdaq under the symbol “OKUR” and the CUSIP number relating to the Class A Common Stock was changed to 68277Q 105. Holders of Reneo’s common stock who have filed reports under the Exchange Act with respect to those shares should indicate in their next filing, or any amendment to a prior filing, filed on or after the Closing Date that the Combined Company is the successor to Reneo.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement/Prospectus in the subsection titled “Proposal No. 1 - Approval, for purposes of Nasdaq Listing Rule 5635(a) and (b), the issuance of shares of NewCo Common Stock pursuant to the terms of the Merger Agreement and the change of control of Reneo resulting from the Mergers” in the section titled “Matters Being Submitted to a Vote of Reneo Stockholders” beginning on page 190 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

Upon the consummation of the Transactions, and in accordance with the terms of the Merger Agreement, each director of Reneo, other than Michael Grey and Edward T. Mathers, ceased serving in such capacity and five new directors were appointed to the Board. In accordance with the amended and restated certificate of incorporation of the Company, the Board is divided into three staggered classes of directors and each director was assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2025 for Class I directors, 2026 for Class II directors, and 2027 for Class III directors. Effective as of the Effective Time, Nicholas Saccomano and Isaac Manke were appointed as Class I directors, R. Michael Carruthers, Valerie M. Jansen and Edward T. Mathers were appointed as Class II directors and Andrew Phillips and Michael Grey were appointed as Class III directors.

Furthermore, also on October 4, 2024, the Board confirmed that there would continue to be three standing committees of the Board: an audit committee, a compensation committee and a nominating and corporate governance committee. The Board appointed the following members to the audit committee: R. Michael Carruthers, Andrew Phillips and Isaac Manke, with R. Michael Carruthers appointed as the chairperson of the audit committee. The Board appointed the following members to the compensation committee: Andrew Phillips, Isaac Manke, and Edward T. Mathers, with Andrew Phillips appointed as the chairperson of the compensation committee. The Board appointed the following members to the nominating and corporate governance committee: Isaac Manke and Valerie M. Jansen, with Isaac Manke appointed as the chairperson of the nominating and corporate governance committee.

Also on October 4, 2024, Andrew Phillips, Ph.D. was appointed as the Chair of the Board.

A description of the compensation of the directors of Legacy OnKure and of Reneo before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the section titled “OnKure Director Compensation” beginning on page 289 of the Proxy Statement/Prospectus, the subsection titled “Interests of Reneo Directors and Executive Officers in the Mergers” in the section titled “The Mergers” beginning on page 139 of the Proxy Statement/Prospectus and in “Item 11. Executive Compensation—Non-Employee Director Compensation,” beginning on page 14 of Amendment No. 1 to Reneo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, respectively, and that information is incorporated herein by reference.

Following the Transactions, pursuant to the Combined Company’s outside director compensation policy (the “Outside Director Compensation Policy”), each non-employee director will receive an annual retainer of $40,000, and, as applicable, an annual retainer of $30,000 for serving as chair of the Board, a $15,000 annual retainer for serving as the chair of the audit committee, a $7,500 annual retainer for serving as a member of the audit committee, a $10,000 annual retainer for serving as the chair of the compensation committee, a $5,000 annual retainer for serving as a member of the compensation committee, a $8,000 annual retainer for serving as the chair of the nominating and corporate governance committee, and a $4,000 annual retainer for serving on the nominating and corporate governance committee, in each case to be paid quarterly in arrears and prorated based on the number of actual days served on the Board or applicable committee. Each non-employee director who serves as a committee chair of the Board will receive the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as the non-employee chair of the Board will receive the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. The above-listed fees for service as non-employee chair of the Board or a chair or member of any committee are payable in addition to the non-employee director retainer.

A non-employee director alternatively may elect to convert 100% of his or her cash retainer fees otherwise payable under the Outside Director Compensation Policy to such director into an award of fully vested RSUs (a “Retainer Award”), in accordance with the election procedures under the Outside Director Compensation Policy. Retainer Awards will be granted automatically at the end of the fiscal quarter to which the non-employee director’s services relate (or at the end of the year, with respect to any Retainer Award granted for the non-employee director services in the current fiscal year covered by such election), subject to continued service to the Combined Company through such date. The number of shares subject to a Retainer Award will be determined by dividing (x) the aggregate amount of cash retainer fees to be paid out as the Retainer Award for the applicable period, by (y) the fair market value of a share of Class A Common Stock on the date of grant of the Retainer Award.

In addition, each individual serving as a non-employee director as of immediately following the Effective Time (as defined in the Merger Agreement) was granted an award of stock options to purchase 15,300 shares of Class A Common Stock (the “Closing Award”).

The Closing Award was granted automatically on the date of the Effective Time. Each Closing Award is scheduled to vest in equal monthly installments over the next thirty-six (36) months on the same day of each relevant month as the applicable vesting date, in each case subject to the non-employee director continuing to be a service provider through the applicable vesting date.

The Outside Director Compensation Policy also provides that, each individual who first becomes a non-employee director following the Closing Date will receive, on the first trading day on or after the date on which such individual first becomes a non-employee director, an award of stock options to purchase 15,300 shares of Class A Common Stock (an “Initial Award”), provided that if an individual was an employee director, becoming a non-employee director due to termination of the individual’s status as an employee will not entitle such individual to an Initial Award and that in no event will such stock options be exercisable prior to the time that a Registration Statement on Form S-8 relating to the issuance of Class A Common Stock under the 2024 Plan (as defined below) (or other applicable plan) becomes effective. Each Initial Award will be scheduled to vest as to 1/36th of the shares subject to the Initial Award on a monthly basis following the Initial Award’s grant date, in each case subject to continued services to the Combined Company through the applicable vesting date.

On the first trading day immediately following each annual meeting of the Combined Company’s stockholders (an “Annual Meeting”) that occurs after the Closing Date, each non-employee director will receive an award of stock options to purchase 7,650 shares of Class A Common Stock (the “Annual Award”). If an individual commenced service as a non-employee director after the date of the Annual Meeting that occurred immediately prior to such Annual Meeting (or if there is no such prior Annual Meeting, then after the Closing Date), then such Annual Award will be prorated based on the number of whole months that the individual served as a non-employee director prior to the Annual Award’s grant date during the 12-month period immediately preceding such Annual Meeting. The Annual Award will be scheduled to vest in full on the earlier of the one-year anniversary of the Annual Award’s grant date or the day immediately prior to the date of the next Annual Meeting that occurs after the Annual Award’s grant date, subject to continued services to the Combined Company through the applicable vesting date.

In the event of a change in control (as defined in the 2024 Plan), each non-employee director’s then-outstanding equity awards that were granted to him or her while a non-employee director will accelerate vesting in full, provided that he or she remains a non-employee director through immediately prior to such change in control.

The foregoing description of the Outside Director Compensation Policy is not complete and is subject to and qualified in its entirety by reference to the Outside Director Compensation Policy, a copy of which is attached as Exhibit 10.21 hereto and is incorporated herein by reference.

Executive Officers

Upon the consummation of the Transactions, and in accordance with the terms of the Merger Agreement, each executive officer and Section 16 officer of Reneo (including the principal executive officer, principal financial officer and principal accounting officer) ceased serving in such capacities. On October 4, 2024, the following individuals were appointed to serve as executive officers of the Combined Company:

Name	Position
Nicholas Saccomano, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)
Jason Leverone, C.P.A.	Chief Financial Officer (Principal Financial and Accounting Officer)
Samuel Agresta, M.D.	Chief Medical Officer
Dylan Hartley, Ph.D.	Chief Scientific Officer

Reference is made to the disclosure described in the Proxy Statement/Prospectus in the subsection titled “Management Following the Proposed Transactions” in the section titled “The Mergers” beginning on page 267 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Other than as disclosed in the section of the Proxy Statement/Prospectus titled “Related Party Transactions of the Combined Company,” beginning on page 293 and incorporated herein by reference, none of the Company’s newly appointed officers or directors has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than the Merger Agreement, there are no arrangements or understandings between the Company’s officers or directors and any other person pursuant to which such officers or directors were selected as an officer or a director. There are no family relationships among any of the Company’s directors and officers.

2024 Equity Incentive Plan

At the Special Meeting held on September 26, 2024, Reneo stockholders considered and approved the 2024 Equity Incentive Plan. The 2024 Plan allows the Combined Company to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants. The Board anticipates that providing such persons with a direct stake in the Combined Company will assure a closer alignment of the interests of such individuals with those of the Combined Company and its stockholders, thereby stimulating their efforts on the Combined Company’s behalf and strengthening their desire to remain with the Combined Company.

Subject to the adjustment provisions contained in the 2024 Plan and the evergreen provision described below, a total of 2,480,000 shares of Class A Common Stock are reserved for issuance pursuant to the 2024 Plan. In addition, the shares reserved for issuance under the 2024 Plan will include (a) any shares of Class A Common Stock subject to equity awards granted under the Reneo 2021 Equity Incentive Plan, as amended (the “Reneo 2021 Plan”) that, as of immediately prior to the termination of Reneo 2021 Plan, are cancelled or forfeited, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Combined Company for payment of an exercise price or for tax withholding obligations related to awards granted under the Reneo 2021 Plan, are forfeited to or repurchased by the Combined Company due to failure to vest, or otherwise would, but for the termination of the 2024 Plan, have been added back to the share reserve of the Reneo 2021 Plan in accordance with its terms, plus (b) any shares of Class A Common Stock subject to the equity awards that were assumed in the Merger and that on or after the Effective Time are cancelled or forfeited, expire or otherwise terminated without being exercised in full, are tendered to or withheld by the Combined Company to satisfy exercise price or tax withholding obligations, or are forfeited to or repurchased by the Combined Company due to failure to vest (provided that the maximum number of shares that may be added to the 2024 Plan pursuant to the foregoing clauses (a) and (b) is 935,841 shares). The number of shares available for issuance under the 2024 Plan also will include an annual increase, or the evergreen feature, on the first day of each fiscal year, beginning with the Combined Company’s 2025 fiscal year, equal to the least of:

•	2,407,100 shares of Class A Common Stock;

•	a number of shares of Class A Common Stock equal to 5% of the outstanding shares of all classes of Common Stock as of the last day of the immediately preceding fiscal year;

•

or such number of shares of Class A Common Stock as the administrator of the 2024 Plan (or, the Board or its designated committee) may determine no later than the last day of the Combined Company’s immediately preceding fiscal year.

Shares issuable under the 2024 Plan may be authorized, but unissued, or reacquired shares of Class A Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2024 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2024 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2024 Plan. Shares that actually have been issued under the 2024 Plan under any award will not be returned to the 2024 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2024 Plan. Shares otherwise issuable under an award that are used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2024 Plan) will become available for future grant or sale under the 2024 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2024 Plan.

If any dividend or other distribution (whether in cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of Class A Common Stock or other securities of the Combined Company, or other change in the corporate structure of affecting the shares of Class A Common Stock, occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the 2024 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2024 Plan, will adjust the number and class of shares that may be delivered under the 2024 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2024 Plan.

A more complete summary of the terms of the 2024 Plan is set forth in the Proxy Statement/Prospectus in the subsection titled “Proposal No. 5: Approval of the 2024 Equity Incentive Plan” in the section titled “Matters Being Submitted to a Vote of Reneo Stockholders” beginning on page 203 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2024 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2024 Plan, which is attached as Exhibit 10.14 hereto and incorporated herein by reference.

2024 Employee Stock Purchase Plan

At the Special Meeting of Reneo stockholders held on September 26, 2024, Reneo stockholders considered and approved the 2024 Employee Stock Purchase Plan. Subject to adjustment upon changes in the Combined Company’s capitalization, an aggregate of 137,500 shares of Class A Common Stock are currently reserved and available for issuance under the 2024 ESPP. The number of shares of Class A Common Stock available for issuance under the 2024 ESPP will be increased on the first day of each fiscal year beginning with the 2025 fiscal year, in an amount equal to the least of (a) 481,500 shares of Class A Common Stock, (b) a number of shares of Class A Common Stock equal to 1% of the outstanding shares of Common Stock of the Combined Company on the last day of the immediately preceding fiscal year, or (c) an amount determined by the administrator of the 2024 ESPP (or, the Board or its designated committee). Shares issuable under the 2024 ESPP will be authorized, but unissued, or reacquired shares of Class A Common Stock. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2024 ESPP, the purchase price per share and the class of and number of shares subject to options under the 2024 ESPP will be appropriately adjusted.

A more complete summary of the terms of the 2024 ESPP is set forth in the Proxy Statement/Prospectus in the subsection titled “Proposal No. 6 - Approval of the 2024 ESPP” in the section titled “Matters Being Submitted to a Vote of Reneo Stockholders” beginning on page 215 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2024 ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the 2024 ESPP, which is attached as Exhibit 10.15 hereto and incorporated herein by reference.

New OnKure Employment Agreements

Reneo and Legacy OnKure entered into new employment agreements with certain eligible employees of OnKure, including Dr. Saccomano, Dr. Agresta, Mr. Leverone and Dr. Hartley related to their continued employment with OnKure and as executive officers of the Combined Company, and certain other key OnKure employees, which became effective as of the Closing (the “New Employment Agreements”).

Pursuant to the New Employment Agreements, Dr. Saccomano’s annual base salary will be $600,000 and he will have a target annual bonus opportunity equal to 55% of his base salary ($330,000); Dr. Agresta’s annual base salary will be $482,000 and he will have a target annual bonus opportunity equal to 40% of his base salary ($192,800); Mr. Leverone’s annual base salary will be $444,000 and he will have a target annual bonus opportunity equal to 40% of his base salary ($177,600); and Dr. Hartley’s annual base salary will be $451,000 and he will have a target annual bonus opportunity equal to 40% of his base salary ($180,400). Each of the New Employment Agreements entered into with Dr. Saccomano, Dr. Agresta, Mr. Leverone and Dr. Hartley provide that if, other than during the period beginning three months before a “change in control” (as defined in each such New Employment Agreement) through the one-year anniversary of a change in control (the “CIC Period”), the applicable executive officer’s employment with the Combined Company is terminated either (x) by the Combined Company without “cause” (as defined in each such New Employment Agreement, and excluding by reason of death or “disability” (as defined in each such New Employment Agreement)) or (y) by the executive officer for “good reason” (as defined in each such New Employment Agreement), then the executive officer will receive the following severance payments and benefits if he timely executes and does not revoke a separation agreement and release of claims in the Combined Company’s favor:

•	A lump sum cash payment equal to 100% of the executive officer’s base salary as in effect immediately before such termination; and

•

Combined Company payment of the premiums required for continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Combined Company’s group health, dental and vision care plans for the executive officer and his eligible dependents for up to 12 months.

If, during the CIC Period, the applicable executive officer’s employment with the Combined Company is terminated either (x) by the Combined Company without cause (and excluding by reason of his death or disability) or (y) by the executive officer for good reason, the executive officer will receive the following severance payments and benefits if he timely executes and does not revoke a separation agreement and release of claims in the Combined Company’s favor:

•

A lump sum cash payment equal to 100% (or 150% for Dr. Saccomano) of the executive officer’s base salary as in effect immediately before such termination, or if greater, the base salary in effect immediately before the change in control;

•

A lump sum cash payment equal to 100% (or 150% for Dr. Saccomano) of the executive officer’s target bonus opportunity as in effect immediately before such termination or if greater, the target bonus opportunity in effect immediately before the change in control;

•

Combined Company payment of the premiums required for continued coverage pursuant to COBRA under the Combined Company’s group health, dental and vision care plans for the executive officer and his eligible dependents for up to 12 months (or 18 months for Dr. Saccomano); and

•	100% accelerated vesting and exercisability of the outstanding and unvested equity awards (other than equity awards subject to performance-based vesting criteria) granted to the executive officer.

Such New Employment Agreements also provide that, if any of the amounts provided for under the New Employment Agreement or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or 1986, as amended, and could be subject to the related excise tax, the executive officer would receive (to the extent he is entitled to such receipt) either the full payment of benefits under the executive officer’s New Employment Agreement or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer. The New Employment Agreements do not provide for any tax gross-ups in connection with a change in control.

The foregoing description of the New Employment Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is attached hereto as Exhibit 10.20 and is incorporated herein by reference. A description of the compensation of the named executive officers of Legacy OnKure and the compensation of the executive officers of Reneo before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus in the section titled “OnKure Executive Compensation” beginning on page 246 of the Proxy Statement/Prospectus, the subsection titled “Interests of Reneo Directors and Executive Officers in the Mergers” in the section titled “The Mergers” beginning on page 139 of the Proxy Statement/Prospectus and in “Item 11. Executive Compensation” beginning on page 9 of Amendment No. 1 to Reneo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, respectively, and that information is incorporated herein by reference.

Equity Awards Granted to Executive Officers on the Closing Date

On the Closing Date, each of Dr. Saccomano, Dr. Agresta, Mr. Leverone and Dr. Hartley was granted an option to purchase a number of shares of Class A Common Stock as follows: 542,232 shares for Dr. Saccomano; 131,396 shares for Dr. Agresta; 130,611 shares for Mr. Leverone; and 137,603 shares for Dr. Hartley. The option awards granted to Dr. Saccomano, Dr. Agresta, and Mr. Leverone are scheduled to vest as to 1/36th of the shares subject to the award on a monthly basis following the award’s grant date, in each case subject to continued services through the applicable vesting date. The option award granted to Dr. Hartley is scheduled to vest as to 1/4th of the shares subject to the award on June 9, 2025, and 1/48th of the shares subject to the award on a monthly basis thereafter, in each case subject to continued services through the applicable vesting date. Each such option award was granted under the 2024 Plan and is subject to the terms and conditions of such plan and an option award agreement thereunder.

Executive Incentive Compensation Plan

The Reneo board of directors and the Legacy OnKure board of directors approved an Executive Incentive Compensation Plan (the “Incentive Compensation Plan”) to provide periodic incentive bonus opportunities to the employees of the Combined Company (or its subsidiaries), which became effective at the Effective Time. The compensation committee of the Board will administer the Incentive Compensation Plan.

Under the Incentive Compensation Plan, the administrator determines the performance goals applicable to any award, which goals may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

The administrator of the Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will be paid in cash (or its equivalent) in a single lump sum only after they are earned, which usually requires continued employment through the date the actual award is paid. The administrator reserves the right to settle an actual award with a grant of an equity award under the Combined Company’s then-current equity compensation plan, which equity award may have such terms and conditions, as the administrator determines. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Incentive Compensation Plan. The administrator has the authority to amend, alter, suspend or terminate the Incentive Compensation Plan, provided such action does not materially alter or materially impair the existing rights of any participant with respect to any earned awards.

The foregoing description of the Incentive Compensation Plan does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a copy of which is attached hereto as Exhibit 10.19 and is incorporated herein by reference.

Indemnification Agreements

The Combined Company has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Combined Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Combined Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.22 and is incorporated herein by reference.

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus in the section titled “Related Party Transactions of the Combined Company,” beginning on page 293 of the Proxy Statement/Prospectus and that information is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendment to Certificate of Incorporation

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Amended and Restated Certificate of Incorporation

In connection with the Merger, the Reneo board of directors adopted, and the Reneo stockholders approved, the amendment and restatement of Reneo’s amended and restated certificate of incorporation to change the Company’s name from “Reneo Pharmaceuticals, Inc.” to “OnKure Therapeutics, Inc.”, to create Class B Common Stock and to reclassify the Reneo Common Stock as Class A Common Stock, among other things. The amended and restated certificate of incorporation became effective at 4:02 p.m. on October 4, 2024.

Amended and Restated Bylaws

On October 4, 2024, in connection with the Merger, the Board approved the amendment and restatement of the Company’s bylaws, effective as of October 4, 2024, in order to, among other things:

•	update various provisions regarding the organization and conduct of meetings of stockholders;

•	update the procedural and disclosure requirements for director nominations made and business proposals submitted by stockholders;

•	update various provisions regarding the organization and conduct of meetings of the Board and its ability to act without a meeting;

•	clarify certain procedures and standards with respect to the right to indemnification and advancement of expenses;

•	update provisions to align with the Company’s governance structure and remove provisions otherwise duplicative with other Company documents or the Delaware General Corporation Law; and

•	make various other updates, including clarifying, ministerial and conforming changes.

A further comparison of stockholders’ rights under the amended and restated certificate of incorporation and amended and restated bylaws is described in the Proxy Statement/Prospectus in the section titled “Comparison of Stockholders’ Rights,” beginning on page 320 of the Proxy Statement/Prospectus and that information is incorporated herein by reference. The foregoing descriptions of the amended and restated certificate of incorporation and amended and restated bylaws is not complete and is subject to and qualified in its entirety by reference to the amended and restated certificate of incorporation and amended and restated bylaws, copies of which are attached hereto as Exhibit 3.2 and 3.3, respectively, and incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Transactions, the Board approved and adopted a new Code of Business Conduct and Ethics applicable to all employees, officers and directors of the Company. A copy of the Code of Business Conduct and Ethics can be found on the Combined Company’s website at www.investors.onkuretherapeutics.com/. The Combined Company intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or its directors on its website identified above or in a current report on Form 8-K. Information contained on the website is not incorporated by reference herein and should not be considered to be part of this Current Report on Form 8-K. The inclusion of the Combined Company’s website address in this Current Report on Form 8-K is an inactive textual reference only.

Item 5.06. Change in Shell Company Status.

As a result of the Transactions, Reneo ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) upon the Closing. The material terms of the Transactions are described in the subsection titled “Proposal No. 1: Approval, for purposes of Nasdaq Listing Rule 5635(a) and (b), the issuance of shares of NewCo Common Stock pursuant to the terms of the Merger Agreement and the change of control of Reneo resulting from the Mergers” in the section titled “Matters Being Submitted to a Vote of Reneo Stockholders” beginning on page 190 of the Proxy Statement/Prospectus and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 4, 2024, the Combined Company issued a press release announcing the consummation of its previously announced Merger. A copy of such press release is furnished as Exhibit 99.4 hereto.

The information set forth under this Item 7.01, including Exhibit 99.4, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act unless expressly incorporated by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited financial statements of Legacy OnKure as of and for the fiscal years ended December 31, 2023 and 2022 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

The unaudited financial statements of Legacy OnKure as of and for the three and six months ended June 30, 2024 are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

The audited financial statements of Reneo as of and for the fiscal years ended December 31, 2023 and 2022 and the related notes are included in Reneo’s annual report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”) that was filed with the SEC on March 28, 2024 and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Combined Company for the three and six months ended June 30, 2024 and year ended December 31, 2023 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

2.1*	Agreement and Plan of Merger, dated May 10, 2024, by and among Reneo Pharmaceuticals, Inc., Radiate Merger Sub I, Inc., Radiate Merger Sub II, LLC and OnKure, Inc. (incorporated by reference to Exhibit 2.1 to Reneo’s Current Report on Form 8-K filed on May 13, 2024).

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation

3.2	Amended and Restated Certificate of Incorporation, as amended.

3.3	Amended and Restated Bylaws.

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Reneo’s Registration Statement on Form S-1, as amended, filed on April 5, 2021).

4.2	Amended and Restated Investors’ Rights Agreement, by and among Reneo and certain of its stockholders, dated December 9, 2020 (incorporated by reference to Exhibit 4.2 to Reneo’s Registration Statement on Form S-1, as amended, filed on March 19, 2021).

10.1+	Reneo Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended, and UK Sub-Plan (incorporated by reference to Exhibit 10.1 to Reneo’s Registration Statement on Form S-1, as amended, filed on April 5, 2021).

10.2+	Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the Reneo Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended, and UK Sub-Plan (incorporated by reference to Exhibit 10.2 to Reneo’s Registration Statement on Form S-1, as amended, filed on April 5, 2021).

10.3+	Reneo Pharmaceuticals, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to Reneo’s Registration Statement on Form S-1, as amended, filed on April 5, 2021).

10.4+	Forms of (i) Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise, (ii) Stock Option Grant Notice—International, Stock Option Agreement—International and Notice of Exercise—International and (iii) Non-Employee Director Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise—Non-Employee Director under the Reneo Pharmaceuticals, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to Reneo’s Annual Report on Form 10-K, filed on March 27, 2023).

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

10.5+	Forms of (i) Restricted Stock Unit Award Grant Notice and Award Agreement and (ii) Restricted Stock Unit Award Grant Notice—International and Award Agreement—International under the Reneo Pharmaceuticals, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Reneo’s Registration Statement on Form S-1, as amended, filed on April 5, 2021).

10.6+	Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise for Inducement Grant Outside of the Reneo Pharmaceuticals, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Reneo’s Quarterly Report on Form 10-Q, filed on November 12, 2021).

10.7+	Forms of RSU Award Grant Notice and Award Agreement (RSU Award) for Inducement Grant Outside of the Reneo Pharmaceuticals, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Reneo’s Quarterly Report on Form 10-Q, filed on November 12, 2021).

10.8+	Reneo Pharmaceuticals, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to Reneo’s Registration Statement on Form S-1, as amended, filed on April 5, 2021).

10.9+	Reneo Pharmaceuticals, Inc. Severance Benefit Plan, as amended as of September 27, 2022, and form of Participation Agreement thereunder (incorporated by reference to Exhibit 10.2 to Reneo’s Quarterly Report on Form 10-Q, filed on November 8, 2022).

10.10*	Form of Reneo Support Agreement (incorporated by reference to Exhibit 10.1 to Reneo’s Current Report on Form 8-K filed on May 13, 2024).

10.11*	Form of OnKure Support Agreement (incorporated by reference to Exhibit 10.2 to Reneo’s Current Report on Form 8-K filed on May 13, 2024).

10.12	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to Reneo’s Current Report on Form 8-K filed on May 13, 2024).

10.13*	Subscription Agreement dated May 10, 2024 (incorporated by reference to Exhibit 10.4 to Reneo’s Current Report on Form 8-K filed on May 13, 2024).

10.14+	OnKure Therapeutics, Inc. 2024 Equity Incentive Plan, and forms of agreement thereunder.

10.15+	OnKure Therapeutics, Inc. 2024 Employee Stock Purchase Plan.

10.16+	OnKure, Inc. 2011 Stock Incentive Plan, as amended, and forms of agreement thereunder.

10.17+	OnKure, Inc. 2021 Stock Incentive Plan, as amended, and forms of agreement thereunder.

10.18+	OnKure, Inc. 2023 RSU Equity Incentive Plan, and forms of agreement thereunder.

10.19+	OnKure Therapeutics, Inc. Executive Incentive Compensation Plan.

10.20+	OnKure Therapeutics, Inc. Form of Executive Employment Agreement.

10.21+	OnKure Therapeutics, Inc. Outside Director Compensation Policy.

10.22	Form of Indemnification Agreement

10.23	Registration Rights Agreement dated October 4, 2024 by and among OnKure Therapeutics, Inc. and certain parties thereto.

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

21.1	Subsidiaries of OnKure Therapeutics, Inc.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

99.1	Audited financial statements of Legacy OnKure as of and the fiscal years ended December 31, 2023 and 2022.

99.2	Unaudited interim financial statements of Legacy OnKure as of and for the three and six months ended June 30, 2024.

99.3	Unaudited pro forma condensed combined financial information of the Combined Company for the year ended December 31, 2023 and the three and six months ended June 30, 2024.

99.4	Press release dated October 4, 2024, announcing the closing of the Merger.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

+	Indicates management contract or compensatory plan.
#

Pursuant to Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted by means of marking such portions with asterisks because the Registrant has determined that the information is not material and is the type that the Registrant treats as private or confidential.

*

Certain exhibits and/or schedules (and similar attachments) have been omitted pursuant to the provisions of Regulation S-K, Item 601(a)(5). The Registrant hereby undertakes to furnish supplementally to the SEC upon request by the SEC copies of any of the omitted exhibits and schedules (or similar attachments).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2024

ONKURE THERAPEUTICS, INC.

By: /s/ Jason Leverone

Name: Jason Leverone

Title: Chief Executive Officer